News Release 140 September 6, 2012 Liberty Star Uranium & Metals Corp. LBSR: OTCQB LBVN: Frankfurt http://www.LibertyStarUranium.com FOR IMMEDIATE RELEASE

Pete O’Heeron Named to Liberty Star Board of Directors

TUCSON, Ariz.–(September 6)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”)(LBSR: OTCQB) is pleased to announce Pete O’Heeron of Houston, Texas has joined the Liberty Star Board of Directors. Mr. O’Heeron is a significantly large and longtime LBSR shareholder and was instrumental in forging a relationship between Liberty Star and Northern Dynasty Minerals, resulting in a strategic partnership and the resurgence of Liberty Star in the southwestern Alaska mining region. Mr. Charles D. Vollmer has resigned as Director to pursue his Jobenomics Movement full time. If the opportunity presents itself, Liberty Star will team with Mr. Vollmer’s Jobenomics on future projects.

About Mr. O’Heeron:

Mr. O’Heeron leads an operational investment group which identifies early stage opportunities in the medical field with strong intellectual property positions. Through his 20+ years of medical product development experience, Mr. O’Heeron brings together the resources from strategic disciplines necessary to commercialize unique technologies. Prior to founding Advanced Medical Technologies LLC, Mr. O’Heeron founded NeoSurg Technologies, Inc. to develop a minimally invasive access system. As a result of his efforts, NeoSurg Technologies was successful in developing the T2000 Minimally Invasive Access System, the world leader in reposable surgical instrumentation. Mr. O’Heeron completed the sale of NeoSurg Technologies to CooperSurgical in 2005. Mr. O’Heeron graduated from Texas State University with a BS in Healthcare Administration and a minor in Business Administration. He received his Masters in Healthcare Administration from the University of Houston. Mr. O’Heeron currently holds 5 patents and has 4 patents pending.

Jim Briscoe, Liberty Star CEO and Chief Geologist comments, “Pete’s business acumen and natural ability connecting with people will definitely stimulate our growth potential. Even before becoming a Liberty Star Director, Pete’s support benefitted us materially. I have found there to be a real similarity between the scientific methodology of practicing medicine and exploration geology and I especially appreciate Pete’s achievements in the field of medical technology; he understands what we do as mineral explorers. Pete is a very energetic entrepreneur who will introduce Liberty Star to investors that are attracted to our commitment to using cutting edge technology in mineral exploration.”

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Contact:
Tracy Myers
520-425-1433
Liberty Star Uranium & Metals Corp.
Investor Relations
info@LibertyStarUranium.com
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